Exhibit 99.1
NewsRelease

Teledyne Completes Acquisition of Intelek plc
THOUSAND OAKS, Calif. — July 26, 2010 — Teledyne Technologies Incorporated (NYSE: TDY) (“Teledyne”) announced today that it has completed the acquisition of Intelek plc (AIM: ITK.L) (“Intelek”). Teledyne was the beneficial owner of, or had received valid acceptances in respect of approximately 93% of Intelek’s ordinary shares. Earlier this morning, Teledyne declared its offer to Intelek shareholders wholly unconditional, as all closing conditions of its offer had been satisfied or waived. Under the terms of the Offer, Intelek’s ordinary shareholders (“Intelek Shareholders”) will receive 32 pence in cash for each Intelek Share valuing the entire existing issued ordinary share capital of Intelek at approximately £28 million.
Intelek is a group of companies which primarily designs and manufactures electronic systems for satellite and microwave communication. Through its Paradise Datacom division, headquartered in State College, Pa., Intelek designs and manufactures satellite modems, transceivers, block up-converters, solid state power amplifiers, low noise amplifiers and associated equipment for the terrestrial segment of the satellite communications market. Intelek’s Labtech division is a manufacturer of microwave circuits and components primarily for the defense electronics, global telecommunications, space and satellite communications markets. Intelek’s CML Group division manufactures precision machined and composite aerostructures for military and commercial aircraft. Following the acquisition, the three divisions will change their names to Teledyne Paradise Datacom, Teledyne Labtech and Teledyne CML Group.
The aggregate value for the transaction will be approximately £35 million (or approximately $52 million) taking into account Intelek’s stock options, net debt and pension deficit as of March 31, 2010. For the year ended March 31, 2010, Intelek had sales of approximately £38 million.
Teledyne Technologies is a leading provider of sophisticated electronic subsystems, instrumentation and communication products, engineered systems, aerospace engines, and energy and power generation systems. Teledyne Technologies’ operations are primarily located in the United States, the United Kingdom and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to a recent acquisition. Actual results could differ materially from these forward-looking statements. Many factors, including the company’s ability to integrate the acquired product lines, retain customers and achieve anticipated synergies, could change anticipated results.

Investor Contact:	Jason VanWees (805) 373-4542

Press Contact:	Robyn McGowan (805) 373-4540